Exhibit 10.12

Form of Purchase Agreement

(English Summary)

Parties to Contract	Shengda Color as Buyer and Jiangsu Lee & Man Paper Manufacturing Co., Ltd. as Vendor

Details of Products	Brown paper N140'170g 2,900 per ton and the total amount is 500 tons
Brown paper N200'250g 2,850 per ton and the total amount is 500 tons

Location of Purchase	North of the Beitang River, Xiaoshan Economic and Technology Development Zone, Hangzhou

Method of payment	Monthly payment at 45 days by Bank Acceptance

Undertaking	1.	The tolerance of delivery is +0.3%
	2.	The contract will become effective when the two parties sign on it, and it may be cancelled unless it is signed back in 7 days
	3.	The price of products will change with market conditions and any change will be approved by the two parties.